Exhibit 99.1

Dear U.S. Physical Therapy Shareholder:

This year you will notice that our annual shareholder letter is a little different from years past. With the tremendous instability in the world we wanted to underscore the many reasons why we believe that U.S. Physical Therapy will produce growth and predictability even in uncertain and unstable times.

In the past five years since Larry, Glenn and I arrived from different corners of the country, and with very different backgrounds and experiences, we have worked together with the entire USPH team to bring some good, needed changes to the Company. More than anything these past five years have seen a reinvigoration of what makes our Company special — our partnership model. We will discuss the “why’s” and “how’s” behind a year which produced solid improvement including:

•	Patient visit volume growth of 20%

•	EBITDA growth of 20%

•	Revenue growth of 23.7% (with the help of some solid net rate expansion)

•	Same store visit growth of 4.6%. This occurred during a year when much of the industry was undergoing a decline in volumes and revenues.

•	“DSO’s” or Days Sales Outstanding reduction every year for the past five years — this year starting at 58 (which is a pretty good number for our industry) and declining to 51 days by year end.

•	Reduction of Corporate costs as a percentage of revenue, finishing at 10.8% for the year. In 2009 we should see further improvement as we work to hold costs down and continue to grow our revenue base.

•	We acquired a majority interest in four great companies in 2008 and to date these deals, formed around a bond of trust, commitment and passion for our business, have performed very well. We expect that considering the talent we have in these new partners that they will make continued significant contributions to our Company. For example, Dr. Mark Lee and Bill Feley of RMG Rehab (www.rmgrehab.com) are working hard every day with musculoskeletal medical practices around the country to deliver value through RMG’s innovative products and services while also working with us to expand our OsteoArthritis Center’s footprint. As of this printing we have installed our second OA Center location in Jupiter, Florida and are working on additional sites for continued expansion later in 2009.

•	We achieved a net rate improvement across all of our regions. STAR Physical Therapy in Tennessee delivered a significant improvement in their net rate last year with an increase of approximately $6 per patient visit by year end. These and other enhancements, including continued expansion of their superior continuing education programs, will undoubtedly assist us in attracting and retaining the best therapists and should go a long way toward helping us reach our goals in 2009 and beyond.

As discussed above, one of the most important and unique elements regarding our Company and, we believe, contributing significantly to our success, involves our partnership model. In order to better understand U.S. Physical Therapy, it is important to point to these people who have vested ownership in their clinic practices. For better or worse, in good times and in challenging times, we constantly work together with our partners to deliver superior results. Results that produce strong patient and referral bonds fostered by exceptional, compassionate, and professional care coupled with great communication and mutual trust. We work hard to support our partners so that they can do what they do best — get patients better. Our Company has been around for 18 years and we have many great people to thank for their contributions over this period. We would like to introduce a few of those people to you as we work daily to bring the best and brightest talent in the outpatient rehabilitation industry to a home where they can prosper from their hard work and referral relationships. We have many talented partners across our 360 locations. That’s a big part of our secret...find great people and provide a home that creates prosperity, growth and opportunity. When you see the quality of our partners you understand our ability to be successful. Here are just a few examples:

Rick Velghe:  Rick was the first partner to join forces with Livingston Kosberg (USPH founder and current Board member) and the USPH team back in 1991. Rick has been a steady, stable force since opening the Company’s first partner facility just outside of Houston, Texas, where our Corporate headquarters still resides. Rick is a man of great personal faith with a positive outlook on life, work and family. He was there in the beginning and we are thankful for his many contributions over the years.

John Cascardo:  John joined us in mid 1992 and continues to this day leading a great group of directors in the Detroit, Michigan area. John has grown his facility base to nine busy locations and he was instrumental in getting the Ford Motor’s National Worker’s Compensation Agreement a couple of years ago. In light of what we all know to be a devastatingly difficult economy in the Detroit market, John and his gifted and talented staff continue to find ways to grow. In fact, 2008 proved to be a record year for John’s business in spite of the region’s poor economic environment. While the nation wants to see if the “BIG 3” can remain viable, our money will continue to be on John and his team to make good things happen even in the face of a very challenging market.

Mike Scandin:  Mike was also part of the “Class of 92”. Over the years Mike has developed an extensive network of facilities throughout Wisconsin and has gathered a stable of young co-partners who have done a great job. Mike had another record year in 2008 and in addition to treating patients daily in his newest, recently completed facility he remains active on the sidelines throughout the school year providing valuable sports medicine/athletic training coverage for numerous high school sporting events. Additionally, we have tapped Mike’s knowledge base and enthusiasm for creating growth opportunities and he has been a frequent “special guest” at our quarterly partner meetings where he serves as a mentor to assist other partners, young and old, in finding ways to further develop their business through the expansion of new product lines and nurturing meaningful business relationships.

In Texas we are blessed with great weather (if you love the heat) and even better partners. Dating back to the partner class of 1996 are J.P. Sims and Tony Michels on one side of Dallas. On the other side of town we have another highly capable duo of Kevin Dorf and Vijay Parikh who began their partnership in 2000. Both of these groups have carved out significant market positions in the greater Dallas area and they continue to grow through a great combination of clinical excellence and sound business sense. These partnerships have embraced many of the new programs, products and services we have added in recent years and both, through the capable work of these partners, their directors and staff, have continued to work hard to be leaders in their physical therapy community. It is no surprise that year in and year out they are always among the top performing groups in our Company.

Let us not forget the group at STAR Physical Therapy in Nashville led by founder and USPH Board member Regg Swanson and joined by a highly capable and energetic group of partners. They have made a huge difference to our Company since our partnership acquisition was finalized in 2007. With over 50 locations and growing, this high energy, fun loving group has carefully created a culture of clinical excellence with a very personal family feel that has allowed them to become a shining STAR in the middle Tennessee region and a sports medicine force to be reckoned with delivering onsite athletic training coverage to more than 50 schools. Given their competitive nature and ability to attract tremendous talent, our bet is that they will deliver another great year of growth and superb performance in spite of the challenges presented by the economy.

We could go on for a very long time describing the personal and business qualities of our super group of partners in 42 states across this nation. Just as we take a personal approach to the care of our patients we understand that partner relationships are an integral part of the success we have enjoyed and we appreciate the work of the entire USPH team in supporting and facilitating our partner’s growth.

To all of our Company’s team members we owe tremendous thanks for working every day to make a difference in the lives of our patients and working for the good of the shareholders of U.S. Physical Therapy. Without the long-term commitment and tremendous performance that has been exemplified by not only the partners mentioned in this letter, but also the many whom are not listed here, we would not be able to reach our goals for 2009 and beyond.

Let’s shift gears and talk about some of the hard work our team is doing to move USPH forward in the current environment:

Expense Reduction

Over the past few years with the rising demand for quality therapists, we have seen our payroll costs increase. We are at a point when we must begin to reverse that trend. Early indications are that the current employment environment should create some needed stability and we would predict a shift in the supply/ demand curve for therapists. Clinicians will look for stability over job hopping and existing employers will be more careful than ever with regards to adding staff. That should produce a softening in hiring demand which we believe will help to moderate salaries as compared to recent years. That coupled with further improvements in productivity should result in some modest cost reduction over the course of the year.

Volume Development & Sales

We understand that this current economy may cause some people to forego or postpone needed care and elective surgeries. This will likely create a dampening effect on same store sales in 2009. In a focused effort to overcome this “referral friction”, we plan to employ creative measures designed to move market share and generate additional business in an inopportune environment. While we don’t intend to tip our competitive hand completely, we will say that we expect to employ more sales staff than ever in this coming year. We believe that there is a way to do that aggressively but responsibly with respect to cost and return on sales. We pledge to be fiscally responsible with our expenditures but aggressive when we see an opportunity to move market share.

Clinical Focus: Measurably Enhance the Value We Provide

One significant focus right now involves a multi-pronged approach to improving the value proposition for patients in our clinics. Using our top performing partnerships as examples of best practice metrics and philosophies, we have embarked on an aggressive campaign to impart those characteristics across our partnership group. In this focused effort we have maintained a committed eye on enhancing value for all of our patients. As we strive to be the very best in the physical therapy business we have outlined this strategy in a simple and easy to understand list of objectives. They are:

•	Happy patients who get well and love us in the process

•	Happy referral sources who notice and appreciate the above

•	Happy staff who enjoy their work and understand our mission

•	Highly profitable facilities with unsurpassed integrity

If these are the things that are of the greatest importance, then we can agree to be as creative, energetic and focused to achieve improvements in all of these areas while giving up old routines that did not enhance one or more of the “must have” ideals.

Working with our top partners, our operations team expects to make good progress this year in those four key areas. Our clinicians understand our mission and are ready to deliver superior value to our patients. We believe that by continually improving our care we can drive better clinical outcomes and enhance our market share. The analogy that we discuss internally surrounds using a “steak and lobster” approach to providing a superior experience for our patient when many practices have fallen into the rut of “soup and salad” as the main course. If we can enhance our patient’s lives in a meaningful way, through a more robust service and care model, then we believe we can further differentiate our clinics from those of our competitors.

Smart Deployment of Capital Resources

Over the past few years we have grown the Company meaningfully while maintaining a conservative capital structure. Part of the reason for this is that our facilities throw off significant cash flow once they are established and profitable. We have worked to diligently reinvest that capital wisely. Several years ago we did a fairly large stock repurchase. Over the past two years we have deployed more capital to grow in the area of acquisitions and de novo clinics. Whether we are in the market patiently buying back our stock or acquiring a practice with a new great group of partners, we are committed to producing a solid return for our shareholders. With good cash flow, a conservative balance sheet, and a largely unused credit facility we have plenty of capacity and sufficient flexibility to take advantage of opportunities as they arise.

In closing let us again reiterate how appreciative we are for the opportunity to lead U.S. Physical Therapy. We are hopeful that our results over time have and will continue to produce value for all of our stakeholders. We remain committed as a team to deliver just that. On behalf of our management team and our partner group as a whole we will continue to work hard for our patients, our shareholders and our employees to build a great company. Thank you for your continued trust and support.

Sincerely,

Chris Reading, PT President Chief Executive Officer	Larry McAfee Executive Vice President Chief Financial Officer	Glenn McDowell, PT MOMT Chief Operating Officer

ON BEHALF OF THE PARTNERSHIP TEAM:

Jaime Caceres, PT Partner Hamilton Physical Therapy Hamilton, NJ	John Cascardo, PT Partner Advanced Physical Therapy Dearborn, MI	Kurt Chapman, PT Partner Sport & Spine Physical Therapy Ft. Atkinson, WI

Chris Chaprnka, CHT, OT Partner Comprehensive Hand Therapy Partner Lake Worth, FL	Kevin Dorf, MPT Partner Green Oaks Physical Therapy Arlington, TX	Michael Goforth, ATC Partner University Physical Therapy Blacksburg, VA

Pat Howe, PT Partner Evergreen Physical Therapy Clare, MI	Anthony Michels, DPT, OCS, CSMT Partner Coppell Physical Therapy Flower Mound, TX	Vijay Parikh, MPT Partner Green Oaks Physical Therapy Grand Prairie, TX

Chris Reynolds, PT Partner Desert Hand Therapy Phoenix, AZ	Mike Scandin, PT, ATC Partner Sport & Spine Clinic Wausau, WI	John P. Sims, PT Partner Coppell Sport & Spine Coppell, TX

Regg Swanson, ATC Partner STAR Physical Therapy Franklin, TN	Rick Velghe, PT Partner Progressive Physical Therapy League City, TX